CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BorgWarner Inc. of our report dated February 11, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BorgWarner Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
May 7, 2026